FOR IMMEDIATE RELEASE	CONTACT
November 17, 2011	Rose S. DiOttavio
President & CEO
215-471-2358

CORECARE SYSTEMS, INC. (Symbol: CRCS)
ANNOUNCES RETIREMENT OF
CHIEF FINANCIAL OFFICER AND
CORPORATE SECRETARY

Today CoreCare Systems, Inc. announced the filing of an 8K regarding the retirement of its long term Chief Financial Officer, John Gill.  Regrettably Mr. Gill’s unexpected retirement and resignation came as a result of personal health concerns.

Mr. Gill joined the Company in June 2005 as its Chief Financial Officer.  Mr. Gill holds a Master Degree in Business Administration from St. Joseph’s University.  His established career with over 30 years of experience in for profit healthcare companies such as American Medicorp, Universal Health Services and Tenet Healthcare Corp made his skill set an ideal match for CoreCare’s needs.  While the Company regrets his resignation it is pleased that he will transition to a part-time consulting role as needed.

The Company is currently recruiting a new Chief Financial Officer and will file an 8K when a candidate has been appointed as CFO.  In the Interim Rose S. DiOttavio, Chief Executive Officer, was appointed Acting Chief Financial Officer and Christopher Fleming, Director, was appointed Corporate Secretary.

            The Corporate Office of CoreCare Systems, Inc. is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, PA  19139.  The Corporate Office can be reached at 215-471-2358.  Information on the Company can be accessed at its web site, www.kirkbridecenter.com.

Note:This release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called “forward-looking statements.” These statements can be identified by introductory words such as “expects,” “anticipates,” “plans,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new or proposed products or services, or future performance. Forward looking statements are often based upon assumptions of future facts or circumstances outside of the Company’s control. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. In particular, engagement of an investment banker should not be taken as a prediction that any type of transaction will occur.